SECURITIES AND EXCHANGE COMMISSION

AMENDMENT NO.1 TO FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXMOVERE HOLDINGS, INC.

(Exact Name of Registrant in its Charter)

Delaware		20-8024018
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

EXMOVERE HOLDINGS, INC.

1600 Tysons Boulevard

8th Floor

McLean, VA 22102

Tel.: (703) 245-8513

 (Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

Corporations and Companies, Inc.

910 Foulk Road, Suite 201

Wilmington, Delaware 19803

Tel. No.: (302) 652-4800

 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

Anslow & Jaclin, LLP

195 Route 9 South, Suite204

Manalapan, NJ 07726

Tel. No.: (732) 409-1212

 Fax No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee
Common Stock, $0.001 par value per share	1,180,207	$3.50	$4,130,724.50	$230.49

(1)      This Registration Statement covers the resale by our selling shareholders of up to 1,180,207 shares of common stock previously issued to such selling shareholders.

(2)      The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price of the shares that were sold to our shareholders in a private placement memorandum. The price of $3.50 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTCBB at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated December __, 2009

EXMOVERE HOLDINGS, INC.

1,180,207 SHARES OF COMMON STOCK

The selling security holders named in this prospectus are offering all of the shares of common stock offered through this prospectus.  We will not receive any proceeds from the sale of the common stock covered by this prospectus.

Our common stock is presently not traded on any market or securities exchange. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock.  Common stock being registered in this registration statement may be sold by selling security holders at a fixed price of $3.50 per share until our common stock is quoted on the OTC Bulletin Board (“OTCBB”) and thereafter at a prevailing market prices or privately negotiated prices or in transactions that are not in the public market. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares of the selling security holders.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 to read about factors you should consider before buying shares of our common stock.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is:                   , 2009

ITEM 3.

Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the terms “Exmovere,” “Company,” “we,” “us” and “our” refer to Exmovere Holdings, Inc.

Overview

We were incorporated in the State of Delaware on December 18, 2006 as Clopton House Corporation.  On January 30, 2009 we amended our Articles of Incorporation and changed our name to Exmovere Holdings, Inc.

On January 28, 2009, pursuant to the terms of a Stock Purchase Agreement, BT2 International, Inc., purchased a total of 100,000 shares of the issued and outstanding common stock of Exmovere, from Belmont Partners, LLC for a combination of cash and stock.  The total of 100,000 shares represented 100% of the shares of issued and outstanding common stock of the Company at the time of transfer.

Also, on January 28, 2009, we approved the transfer of technology licenses from BT2 International to Exmovere.  In exchange for the licenses to be rendered to the Company, we issued an aggregate of 15,003,000 common shares to BT2 International, David Bychkov, Cheyenne Crow and Robert Doornick.

We plan to acquire, develop and market biosensor and emotion detection technologies and to integrate existing, profitable businesses, with a focus on healthcare, security, and transportation. The Company’s core assets are related to biosensor wristwatches, biosensor turnstiles, emotion detection algorithms and related technologies, originally developed by David Bychkov, Exmovere LLC, Exmocare LLC, Exmogate LLC and BT2 International.

The wristwatches, called the Exmocare Telepath and Exmocare Empath respectively, are intended for mass production and sale to mature adults who need assistance with their daily living and could benefit from the Empath’s ability to monitor their own vital signs on a regular basis and the Telepath’s ability to transmit data by Bluetooth. In the case of the Telepath, the vital sign results will be monitored by security companies, phone companies, etc. These data will be assessed by the computers that receive the signals, and then that monitor/computer will determine what type of corrective action may be needed on a patient-by-patient basis.

The Exmogate turnstile is a biosensor-enhanced portal device that detects hostility, ensures guard vigilance, and, when required, can block entry. It is intended for development, mass production and sale to government agencies, military bases, foreign embassies and governments, airports and train stations, sports arenas and corporate buildings.

The company also controls intellectual property related to the detection of human emotions from vital sign data collected by biosensors, either embedded or worn. These emotion detection algorithms can be used to detect: like, dislike, stress, relaxation, anger, depression and a multitude of other human emotional states with at least 85% accuracy as compared to self-reporting by test subjects.

Product Status

We are currently undertaking development and commercialization of 6 kinds of products:

Wireless-enabled and other biosensor wristwatches to simultaneously detect and continuously monitor heart rate, heart rate variability, skin conductance, skin temperature, relative movement and other vital signs.

We have solicited bids from contractors in South Korea and China to continue the company's ongoing development of a commercially viable wireless biosensor wristwatch. We expect to have a prototype suitable for conducting an FDA 510k case study in January 2010.  We will not be able to engage a suitable contractor to assist with completion of this process until we are able to pay approximately $1 Million. Even if the prototype works perfectly and is designed to comply with FDA 510k Exemption Code Sec. 882.5050 Biofeedback device, there is no guarantee that the FDA will not require a 510k biofeedback clearance as a medical device for this product. This will force the company to seek approval as a medical device and focus on sales to foreign markets in the meantime.

An FDA 510k exemption means that your device is considered non-medical and therefore does not require a prescription from a doctor.

If the watch has to undergo a FDA 510K case study for certification as a medical device, at least an additional $2 Million will be needed for production of inventory, development of a sales force and marketing to wireless service providers, retailers and other potential distributors.

A biosensor enhanced steering wheel to simultaneously detect and continuously monitor electrocardiogram, galvanic skin response, skin temperature and relative movement. This product's development is complete.  The company needs $1,000,000 to collect test subject data from this product and to license this technology to automotive steering wheel manufacturers.

A biosensor enhanced turnstile to detect galvanic skin response, skin temperature and torque. This product is currently in mechanical design phase. We have the expertise in biosignal processing to make this device, but we have not successfully completed assembly of a demonstrable prototype yet. We estimates that we need at least $1 Million to complete a prototype worthy of a potentially required FDA 510k case study for medical device certification. If the device is not considered by the FDA to comply with the 510k exemption, the device will not be able to be marketed or used in the USA for its intended use without undergoing a case study and certification by the FDA as a medical device. It would otherwise still be able to be marketed for detection of emotional states, such as hostility, anger and panic.  We are primarily pursuing government grants and contracts as a means of funding development and production of this device.  The cost of identifying and preparing a proposal for each grant or contract opportunity is approximately $25,000.  We intend to pursue at least 4 such opportunities per year for this device.

A biosensor enhanced PC mouse to detect heart rate, galvanic skin response, skin temperature and relative movement.  This product is currently in mechanical design phase. We have the expertise in biosignal processing to make this device, but we have not successfully completed assembly of a demonstrable prototype yet.  We estimate that we need at least $1 Million to complete a prototype worthy of a potentially required FDA 510k case study for medical device certification.  If the device does not qualify for 510k exemption, the device will have to be modified not be able to marketed or used in the USA for healthcare purposes, but rather for emotion detection purposes, gaming, entertainment and other consumer purposes. The company would then also seek to market it abroad for explicitly non-medical, non-healthcare purposes.

A system to detect human emotions from the above mentioned wristwatch, above mentioned steering wheel, above mentioned turnstile, above mentioned mouse, or a combination of other biosensors.   The company has completed software that is able to filter, manipulate and record data for these purposes.  This software is housed on a secure server and is only accessibly by management and/or consultants under NDA.  Software is not-patentable.  This software requires no further development, only integration with new hardware to be developed.

A system to process physiological, emotional and hardware-related alerts through the internet, cellular networks and other media. the company has completed software that is able to filter, manipulate and record data for these purposes.  This software is housed on a secure server and is only accessibly by management and/or consultants under NDA. The software is not-patentable.  This software requires no further development, only integration with new hardware to be developed.

Where You Can Find Us

Our principal executive office is located at 1600 Tysons Boulevard, 8th Floor, McLean, VA and our telephone number is (703) 245-8513.

The Offering

Common stock offered by selling security holders	1,180,207 shares of common stock. This number represents approximately 7.75 % of our current outstanding common stock (1).

Common stock outstanding before the offering	15,234,542 common shares as of November 30, 2009.

Common stock outstanding after the offering	15,234,542 shares.

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering

The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or any other rule of similar effect.

Use of proceeds	We are not selling any shares of the common stock covered by this prospectus.

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 5.

(1)

Based on 15,234,542 shares of common stock outstanding as of November 30, 2009.

Summary of Consolidated Financial Information

The following table provides summary consolidated financial statement data as of and for each of the fiscal years ended December 31, 2008 and 2007, and the unaudited financial information for the nine months ended September 30, 2009 and 2008. The financial statement data as of and for each of the fiscal years ended December 31, 2008 and 2007 have been derived from our audited consolidated financial statements. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes included in this prospectus, and the unaudited financial statements and related notes included in this prospectus.

	For the nine	For the nine	For the Year	From Inception
	Months Ended	Months Ended	Ended	Through
	September 30,	September 30,	December 31,	December 30,
	2009	2008	2008	2007
	(unaudited)	(unaudited)
REVENUE	$-	$-	$--	$-
TOTAL OPERATING EXPENSES	317,020	334	4,754	21
LOSS FROM OPERATIONS	(317,020)	(334)	(4,754)	(21)
TOTAL OTHER INCOME (EXPENSES)	4,754	-	--	-
NET LOSS	$ (312,266)	$(334)	$(4,754)	$(21)
NET LOSS PER COMMON SHARE – BASIC AND DILUTIVE	$(0.0 2)	$(0.00)	$(0.05)	$(0.00)
Weighted Average Number of Shares	12,840,506	100,000	100,000	79,167

	As of	As of	As of
	September 30,	December 31,	December 31,
	2009	2008	2007
	(unaudited)

TOTAL CURRENT ASSETS	$328,313	$79	$79
TOTAL ASSETS	22, 832,818	79	79
TOTAL LIABILITIES	13,013	4,754	4,571
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	22, 819,805	(4,675)	79
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$22, 832,818	$79	$79

RISK FACTORS

The shares of our common stock being offered for resale by the selling security holders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment.  You should carefully consider the risks described below and the other information in this process before investing in our common stock.

Risks Related to Our Business

WE HAVE LIMITED OPERATING HISTORY AND FACE MANY OF THE RISKS AND DIFFICULTIES FREQUENTLY ENCOUNTERED BY DEVELOPMENT STAGE COMPANY.

We are a development stage company, and to date, our development efforts have been focused primarily on the research, design, development and marketing of our business model. We have limited operating history for investors to evaluate the potential of our business development. We have not built our customer base and our brand name. In addition, we also face many of the risks and difficulties inherent in introducing new products and services. These risks include the ability to:

•

Increase awareness of our brand name;

•

Develop effective business plan;

•

Meet customer standard;

•

Implement advertising and marketing plan;

•

Attain customer loyalty;

•

Maintain current strategic relationships and develop new strategic relationships;

•

Respond effectively to competitive pressures;

•

Continue to develop and upgrade our service; and

•

Attract, retain and motivate qualified personnel.

Our future will depend on our ability to bring our service to the market place, which requires careful planning of providing a product that meets customer standards without incurring unnecessary cost and expense. Our operation results can also be affected by our ability to introduce new services or to adjust pricing to increase our competitive advantage.

OUR AUDITOR HAS EXPRESSED SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Based on our financial history since inception, our auditor has expressed substantial doubt as to our ability to continue as a going concern. We are a development stage company that has never generated any revenue. If we cannot obtain sufficient funding, we may have to delay the implementation of our business strategy.

WE CURRENTLY HAVE NO REVENUES.

We currently have no revenues and have sustained net losses of $190,943 for the six months ended June 30, 2009. We cannot give you any assurance that we will experience any positive revenues for the foreseeable future.

WE NEED TO COMPLETE ADDITIONAL RESEARCH AND DEVELOPMENT AND RAISE CAPITAL TO DEVELOP OUR BUSINESS.

The development of our products will require additional research and development and the commitment of substantial resources to bring them to market. Therefore, it is likely we would need to seek additional financing through subsequent future private offering of our equity securities, or through strategic partnerships and other arrangements.

We cannot give you any assurance that any our research and development will be completed or that additional financing will be available to us, or if available, will be on terms favorable to us. The sale of additional equity securities will result in dilution to our stockholders. The occurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. If adequate additional financing is not available on acceptable terms, we may not be able to develop our products or continue our business operations.

WE CURRENTLY HAVE NO MANUFACTURERS OR DISTRIBUTORS FOR OUR PRODUCTS.

We do not have agreements with manufacturers for our products or distribution agreements.  We cannot give you any assurance that we will be abke to complete agreements with manufacturers and distributors for our products. If we cannot reach agreements with manufacturers or distributors our products may not be available to the public.

WE NEED ADDITIONAL CAPITAL TO DEVELOP OUR BUSINESS.

The development of our services will require the commitment of substantial resources to increase our advertising and marketing of our business. In addition, substantial expenditures will be required to enable us to conduct existing and planned business research, design, development and marketing of our existing services. Currently, we have no established bank-financing arrangements. Therefore, it is likely we would need to seek additional financing through subsequent future private offering of our equity securities, or through strategic partnerships and other arrangements with corporate partners.

We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. The sale of additional equity securities could result in dilution to our stockholders. The occurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. If adequate additional financing is not available on acceptable terms, we may not be able to implement our business development plan or continue our business operations.

WE MAY NOT BE ABLE TO BUILD OUR BRAND AWARENESS.

Development and awareness of our brand will depend largely upon our success in increasing our customer base. In order to attract and retain customers and to promote and maintain our brand in response to competitive pressures, management plans to gradually increase our marketing and advertising budgets. If we are unable to economically promote or maintain our brand, our business, results of operations and financial condition could be severely harmed.

THE BIOSENSOR TECHNOLOGY SPACE IS HIGHLY COMPETITIVE AND FRAGMENTED, WHICH MEANS THAT OUR CUSTOMERS HAVE A NUMBER OF CHOICES FOR PROVIDERS OF SERVICES AND PRODUCTS AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

The market for our products is highly competitive. The market is fragmented, there are a wide variety of product offerings with different capabilities, and no company holds a dominant position. Consequently, our competition for clients varies significantly Most of our competitors are larger and have greater technical, financial, and marketing resources and greater name recognition than we have in the markets we collectively serve.

OUR ABILITY TO CONTINUE TO DEVELOP AND EXPAND OUR PRODUCT OFFERINGS TO ADDRESS EMERGING BUSINESS DEMANDS AND TECHNOLOGICAL TRENDS WILL IMPACT OUR FUTURE GROWTH. IF WE ARE NOT SUCCESSFUL IN MEETING THESE BUSINESS CHALLENGES, OUR RESULTS OF OPERATIONS AND CASH FLOWS WILL BE MATERIALLY AND ADVERSELY AFFECTED.

Our ability to implement solutions for our customers incorporating new developments and improvements in technology which translate into productivity improvements for our customers and to develop product offerings that meet the current and prospective customers’ needs are critical to our success. The markets we serve are highly competitive. Our competitors may develop solutions or services which make our offerings obsolete. Our ability to develop and implement up to date solutions utilizing new technologies which meet evolving customer needs in backup and disaster recovery solutions will impact our future revenue growth and earnings.

OUR FUTURE SUCCESS IS DEPENDENT, IN PART, ON THE PERFORMANCE AND CONTINUED SERVICE OF DAVID BYCHKOV, PRESIDENT, CHAIRMAN, CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER, AND CHEYENNE CROW, CHIEF OPERATING OFFICER. WITHOUT THEIR CONTINUED SERVICE, WE MAY BE FORCED TO INTERRUPT OR EVENTUALLY CEASE OUR OPERATIONS.

We are presently dependent to a great extent upon the experience, abilities and continued services of David Bychkov, President, Chairman, Chief Executive Officer and Chief Financial Officer, and Cheyenne Crow Chief Operating Officer. We currently do not have an employment agreement with Mr. Bychkov or Mr. Crow. The loss of the services of our officers could have a material adverse effect on our business, financial condition or results of operation.

OUR FUTURE GROWTH MAY REQUIRE RECRUITMMENT OF QUALIFIED EMPLOYEES.

In the event of our future growth in administration, marketing, manufacturing and customer support functions, we may have to increase the depth and experience of our management team by adding new members. Our future success will depend to a large degree upon the active participation of our key officers and employees. There is no assurance that we will be able to employ qualified persons on acceptable terms. Lack of qualified employees may adversely affect our business development.

WE HAVE LIMITED CURRENT SALES AND MARKETING CAPABILITY.

We have no key personnel with experience in sales, marketing and distribution. Therefore, we must either retain and hire the necessary personnel to distribute and market our products or enter into collaborative arrangements or distribution agreement with third parties who will market such products or develop their own marketing and sales force with technical expertise and supporting distribution capability. There can be no assurance that we will be able to retain or hire the personnel with sufficient experience and knowledge to distribute and market our products or be able to enter into collaborative or distribution arrangements or develop our own sales sale force, or that such sales and marketing efforts, including the efforts of the companies, with which we have entered into collaborative agreements, will be successful.

WE MAY INCUR SIGNIFICANT COSTS TO BE A PUBLIC COMPANY TO ENSURE COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS AND WE MAY NOT BE ABLE TO ABSORB SUCH COSTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations.

THE LACK OF PUBLIC COMPANY EXPERIENCE OF OUR MANAGEMENT TEAM COULD ADVERSELY IMPACT OUR ABILITY TO COMPLY WITH THE REPORTING REQUIREMENTS OF U.S. SECURITIES LAWS.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Our senior management has never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining internal controls over financial reporting.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934 which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company.

Risk Related To Our Capital Stock

WE MAY NEVER PAY ANY DIVIDENDS TO SHAREHOLDERS.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

OUR ARTICLES OF INCORPORATION PROVIDE FOR INDEMNIFICATION OF OFFICERS AND DIRECTORS AT OUR EXPENSE AND LIMIT THEIR LIABILITY WHICH MAY RESULT IN A MAJOR COST TO US AND HURT THE INTERESTS OF OUR SHAREHOLDERS BECAUSE CORPORATE RESOURCES MAY BE EXPENDED FOR THE BENEFIT OF OFFICERS AND/OR DIRECTORS.

Our articles of incorporation and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s written promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

THE OFFERING PRICE OF THE COMMON STOCK WAS DETERMINED BASED ON THE PRICE OF OUR PRIVATE OFFERING, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO OUR ACTUAL VALUE, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $3.50 per share for the shares of common stock was determined based on the price of our private offering. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

YOU MAY EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST BECAUSE OF THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK AND OUR PREFERRED STOCK.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 35,000,000 shares of capital stock consisting of 35,000,000 shares of common stock, par value $0.001 per share, and no shares of preferred stock.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes, including at a price (or exercise prices) below the price at which shares of our common stock are currently quoted on the OTCBB.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH MAY BE SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT OUR COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our and their management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions.

Item 4.

Use of Proceeds

We will not receive any proceeds from the sale of common stock by the selling security holders. All of the net proceeds from the sale of our common stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution”.  We have agreed to bear the expenses relating to the registration of the common stock for the selling security holders.

Item 5.

Determination of Offering Price

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the price of the common stock that was sold to our security holders pursuant to an exemption under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated under the Securities Act of 1933.

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

Item 6.

Dilution

The common stock to be sold by the selling shareholders are provided in Item 7 is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

Item 7.

Selling Security Holders

The common shares being offered for resale by the selling security holders consist of the 1,180,207 shares of our common stock held by 74 shareholders. Such shareholders include the holders of the 118,501 shares sold in our private offering pursuant to Regulation D Rule 506 completed in March 2009 at an offering price of $1.50, 77,820 shares sold in our private offering pursuant to Regulation D Rule 506 completed in May 2009 at an offering price of $2.50, and 20,786 shares sold in our private offering pursuant to Regulation D Rule 506 completed in June 2009 at an offering price of $3.50. We are also registering a total of 963,100 shares for shareholders who received shares in consideration for transfer of technology licenses from BT2 International to Exmovere.

The following table sets forth the name of the selling security holders, the number of shares of common stock beneficially owned by each of the selling stockholders as of November 30, 2009 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name	Shares Beneficially Owned Prior To Offering	Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering
Richard G. Miller	100	100	0	0%
Dr. Philippe A. Lowenstein	5,000	5,000	0	0%
Zoika Naskova	6,700	6,700	0	0%
Catherine W. Morgan	10,000	10,000	0	0%
Catherine W. Morgan and James Morgan*	5,000	5,000	0	0%
James Morgan	10,000	10,000	0	0%
Kristopher Ussery	300	300	0	0%
Marianne McWade	2,000	2,000	0	0%
Foster Rockwell	250	250	0	0%
John Rogers	250	250	0	0%
Regena Herndon	1,334	1,334	0	0%
Sheniqua L. Morgan	1,000	1,000	0	0%
Miles Henderson	1,000	1,000	0	0%
Deneen Stambone	500	500	0	0%
Amanda R. Romero	200	200	0	0%
Loring R. Henderson	1,000	1,000	0	0%
Carolyn S. Abshire	2,000	2,000	0	0%
Cleonie Chang Schwartz	500	500	0	0%
Reginald d’Hoop	1,000	1,000	0	0%
Richard Barksdale	100	100	0	0%
Jeffrey Lance Thomas	2,000	2,000	0	0%
Jakeya L. Morgan	1,000	1,000	0	0%

Lucia F. Mokhsijerjian	200	200	0	0%
Jaroslava Peckova	40,000	40,000	0	0%
Marie Colter	700	700	0	0%
Samuel and Marie Colter*	300	300	0	0%
Samuel Colter	200	200	0	0%
Dawana B. Robinson	100	100	0	0%
Antonio C. Pam and Demetria L. Pam*	100	100	0	0%
Tiffany S. Ussery	500	500	0	0%
Angela Taylor	500	500	0	0%
Charles Lambert	2,000	2,000	0	0%
Stephanie Stevens	100	100	0	0%
Robert A. Atkins	100	100	0	0%
Hokenson Group, Inc.(1)	1,000	1,000	0	0%
William Peterson	1,000	1,000	0	0%
Easton Peterson	1,000	1,000	0	0%
Kaiesha C. Morgan	1,000	1,000	0	0%
Deepika Negi	500	500	0	0%
Thomas A. Nabi	2,000	2,000	0	0%
Silvia Cordovi	667	667	0	0%
Pamela Orick	11,400	11,400	0	0%
Zelda Rosenberg	5,000	5,000	0	0%
Naseem Ahmad	800	800	0	0%
Tasneem Ahmad	6,000	6,000	0	0%
Joseph M. Johnson	4,000	4,000	0	0%
Roseanne Luth	14,000	14,000	0	0%
Fab 5 Sportz, LLC(2)	120	120	0	0%
Anita Topler	61,400	61,400	0	0%

Charlynda Credle	100	100	0	0%
David R. Mootsey	300	300	0	0%
Elizabeth Roll	28,500	28,500	0	0%
Daniel Beckmann	300	300	0	0%
Derek Winfield	200	200	0	0%
Jaime Rojas, Jr.	10,500	10,500	0	0%
Cindy C. Rojas	500	500	0	0%
Renee Rihfield	300	300	0	0%
Mark V. Robinson and Sheila L. Robinson*	300	300	0	0%
Semyon Bychkov	100,000	100,000	0	0%
Omi Komaria Madjid	25,000	25,000	0	0%
Jay Henderson	260,600	260,600	0	1.7%
Phyllis Abshire d’Hoop	500,000	500,000	0	3.3%
Cheyenne Crow trustee for Amy Crow	1,000	1,000	0	0%
Jeong-Hwan Kim	25,000	25,000	0	0%
Lana Nguyen	14,286	14,286	0	0%
Quynh Nguyen	300	300	0	0%
Cheyenne Crow trustee for Lauren Crow	1,000	1,000	0	0%
Cheyenne Crow trustee for Joshua Crow	1,000	1,000	0	0%
Cheyenne Crow trustee for Nicholas Crow	1,000	1,000	0	0%
Susan Hoffmeister	1,000	1,000	0	0%
Scott Lurding	2000	2000	0	0%
Amanda Jefferson	500	500	0	0%
Raul Grosz	100	100	0	0%
Mary B. O'Connor	500	500	0	0%
Total		1,180,207

———————

*

The shares are owned by respective holders as joint tenants with right of survivorship.

(1)

Jeffrey D. Hokenson is the principal of Hokenson Group, Inc. Jeffrey D. Hokenson, acting alone, has voting and dispositive power over the shares beneficially owned by Hokenson Group, Inc.

(2)

Marcelle Joyner is the principal of Fab 5 Sportz, LLC. Marcelle Joyner, acting alone, has voting and dispositive power over the shares beneficially owned by Fab 5 Sportz, LLC.

 Except as listed below, to our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

Item 8.

Plan of Distribution

The selling security holders may sell some or all of their shares at a fixed price of $3.50 per share until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTC Bulletin Board, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $3.50 until a market develops for the stock.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

-	ordinary brokers transactions, which may include long or short sales,
-	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
-	through direct sales to purchasers or sales effected through agents,
-	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
-	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. To our best knowledge, none of the selling security holders are broker-dealers or affiliates of broker dealers.

We will advise the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $22,730.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

Item 9.

Description of Securities to be Registered

General

We are authorized to issue an aggregate number of 35,000,000 shares of capital stock, of which 35,000,000 shares are common stock, $0.001 par value per share, and there are no preferred shares authorized.

Common Stock

We are authorized to issue 35,000,000 shares of common stock, $0.001 par value per share. Currently we have 15,234,542 shares of common stock issued and outstanding.

Each share of common stock shall have one (1) vote per share for all purpose. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of Board of Directors.

Preferred Stock

We are not authorized to issue shares of preferred stock.

Dividends

We have not paid any cash dividends to our shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Transfer Agent and Registrar

Our independent stock transfer agent is PacWest Transfer, LLC, located at 500 East Warm Springs Road Suite 240, Las Vegas, NV 89119, and can be reached at (702) 270-9646.

Item 10.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by PS Stephenson & Co., PC to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Item 11.

Information about the Registrant

DESCRIPTION OF BUSINESS

Overview

We were incorporated in the State of Delaware on December 18, 2006 as Clopton House Corporation.  On January 30, 2009 we amended our Articles of Incorporation and changed our name to Exmovere Holdings, Inc.

On January 28, 2009, pursuant to the terms of a Stock Purchase Agreement, BT2 International, Inc., purchased a total of 100,000 shares of the issued and outstanding common stock of Exmovere, from Belmont Partners, LLC for a combination of cash and stock.  The total of 100,000 shares represented 100% of the shares of issued and outstanding common stock of the Company at the time of transfer.

On January 28, 2009, we approved the transfer of technology licenses from BT2 International to Exmovere.  In exchange for the licenses to be rendered to the Company, we issued an aggregate of 15,003,000 common shares to BT2 International, David Bychkov, Cheyenne Crow and Robert Doornick.

We are a development stage company that has an exclusive worldwide license on unique healthcare, security and emotion detection technologies. Exmovere owns a Bluetooth biosensor wristwatch that uses infrared sensors to detect heart rate without a chest strap, 3-d accelerometers to model human movement, and a variety of metallic sensors to detect skin temperature and skin conductance. The wristwatch, called the Telepath, transmits these data via computer or cell phone to online data centers, care givers and/or emergency services.

The wristwatches, called the Exmocare Telepath and Exmocare Empath respectively, are intended for mass production and sale to mature adults who need assistance with their daily living and could benefit from the Empath’s ability to monitor their own vital signs on a regular basis and the Telepath’s ability to transmit data by Bluetooth. In the case of the Telepath, the vital sign results will be monitored by security companies, phone companies, etc. These data will be assessed by the computers that receive the signals, and then that monitor/computer will determine what type of corrective action may be needed on a patient-by-patient basis.

The Exmogate turnstile is a biosensor-enhanced portal device that detects hostility, ensures guard vigilance, and, when required, can block entry. It is intended for development, mass production and sale to government agencies, military bases, foreign embassies and governments, airports and train stations, sports arenas and corporate buildings.

The company also controls intellectual property related to the detection of human emotions from vital sign data collected by biosensors, either embedded or worn. These emotion detection algorithms can be used to detect: like, dislike, stress, relaxation, anger, depression and a multitude of other human emotional states with at least 85% accuracy as compared to self-reporting by test subjects.

This wristwatch is an advanced prototype which was previously sold in limited quantities in evaluation kit form to large medical device companies, cell phone service providers and clinical researchers. The feedback from those users indicates that the eventual Telepath wristwatch is an ideal product for distribution by cell phone service providers. Because of their retail outlets, they have the existing infrastructure necessary to explain the product’s features and to help them configure it for use with their or their loved ones’ cell phones.

Cell phone service providers also have the infrastructure needed to process alerts and a complementary financial model, whereby they charge monthly subscription fees. Currently there is no other all-in-one wearable tele-care device that is competitive with our wristwatch.

Separately, the company intends to launch a different biosensor wristwatch that does not transmit the data, but displays and stores it for long periods of time. The Empath, as we call it, will benefit fitness users as well as those who are cognitively able to monitor their own vital signs.

Exmovere’s Exmogate turnstile is a wirelessly controlled secured portal. The Exmogate design (commercial models have not yet been built) incorporates embedded GSR, skin temperature, pressure and auto-diagnostic sensors, as well as a video camera, biopathogen sensors, a Geiger counter and eventually, radar and sonar.

The intention is to have the Exmogate gather and process physiological data almost instantaneously to help security screeners detect hostility. Each Exmogate turnstile will come with a built-in PC for transmitting and receiving data securely over a local wireless network. A computer operated by the security screener will control all the Exmogate’s in a certain facility or location.

The Exmogate turnstile is designed to look and perform like a normal subway or building turnstile, and thus we intend to primarily market it through the GSA schedule, through building security supply catalogs and directly to corporate/agency security directors.

In addition, we are now developing a Segway-based upright mobility device that surrounds the user’s thighs, hips and legs in a kind of cocoon. The user’s hands, arms and chest remain free to do whatever is desired. This would position the vehicle as a direct competitor to existing sit-down scooters marketed to obese, elderly and limited mobility persons.

Finally, the company will seek to acquire controlling interests in existing urgent care clinics across the US. This suite of products, technologies and assets will enable us to build a brand that stands for humane treatment of the elderly and infirm, security based on universal biological traits as opposed to racial or ethnic factors, and mobility that inspires the imagination. Exmovere Holdings intends to raise significant capital to launch these products and begin the acquisitions process.

The Company does not require FDA approval for any products.  The FDA’s 510K biofeedback exemption (Sec. 882.5050 Biofeedback device) is the basis for the Company’s design and marketing of its biosensor wristwatch device, turnstile device and mouse device as non-medical, meaning they do not require a prescription, but may be used for general monitoring and/or biofeedback applications such as: remote vital signs monitoring, clinical psychotheraphy and fitness training.

Product / Service Descriptions

The Empath and Telepath are non-intrusive chronic care, elder care and fitness devices with the following features:

1)

All-in-one design monitors all critical vital signs 24/7 from the wrist with absolutely no cables, straps or electrodes.

2)

In the case of Telepath, a Bluetooth biosensor wristwatch sends alerts via cell phone or internet.

3)

A wristwatch device to detect anxiety, depression and other emotional side effects of drugs.

4)

In the case of Telepath, online care giver account has 350 kinds of configuration for alerts by SMS, email or IM to guarantee no false alarms.

These wristwatches can simultaneously, non-invasively, continuously and accurately detect with infrared and tiny metallic sensors from a fully moving wrist: heart rate, heart rate variability, skin temperature, skin conductance and relative movement.

The Exmogate Turnstile is a networked, biosensor-enabled portal device. It is designed to detect hostility, violence and aggression and can be used by security screeners to more accurately filter out crowds.

Research & Development

Both wristwatches are device is currently in Alpha stage. That means we know that the device can detect heart rate and other vital signs at least as accurately as the BT1 and has superior battery life.

In order to make the Empath and/or Telepath shippable as a product to customers, several things are needed:

• Higher grade plastic parts are needed for the casing;

• An onboard digital display and onboard digital signal processing are needed to sift through the data without having to upload it to a computer first;

• Higher grade lithium ion batteries are needed to further increase battery life to at least 48 hours of continuous usage;

• Integration of movement and other sensors are needed to make the product shippable.

We have the necessary intellectual property to do these steps and will require $2-3 million dollars to get each wristwatch to a completed, certified, shippable product stage.

The Exmogate Turnstile prototype is largely complete. Additional sensors need to be integrated, relating to biopathogen sensing, gunshot residue/explosives detection, IR camera installation, radar and sonar integration and wireless networking. The total cost involved in bringing the Exmogate to finished product stage is $3-4 million dollars.

We are also conducting research and development into vehicle development based on the Segway gyroscopic platform. In order to complete a product for market, we will have to engage researchers, enter into a licensing agreement with Segway and produce the first prototype. The total cost is estimated between $2-3 million dollars.

An alpha stage product refers to a device that is used internally by a research group as a proof of concept when considering pursuit of a patent and/or further development towards a commercial product.  The BT1 is the name of the first wristwatch made by Exmocare LLC.  It stands for Bluetooth Model Number 1.  When discussing wireless products such as those that use the Bluetooth wireless standard, there is a certification involved.  Bluetooth is a trademark and technology controlled by the Bluetooth Special Interest Group (Bluetooth SIG).  Before commercializing a new product using Bluetooth, one must register and have it certified as compliant by the Bluetooth SIG.

Assuming that the Company is able to raise capital at the same rate that it has in the first 2 quarters of 2009, the company will be forced to seek out vendors that will accept restricted shares in the company and royalty from future sales as a substantial portion of their compensation.  Finding such vendors will take at least 6 months.  Completing any such product towards being commercially available will be as such:

Wristwatch: 6 months from time of negotiating vendor agreements until completion of potentially required FDA case study.  An additional 6 months to build inventory, presuming that we can in some way resolve the expected costs of $2 Million through either cash, stock or royalty payment to vendors.  If the FDA requires a clearance application as a medical device then rejects our application, we may have to spend an additional 6 months on development of a new prototype before we can apply again.

Steering Wheel: We need to collect data on at least 1000 test drivers under the influence of alcohol, caffeine and distracting stimuli to validate our hypothesis that the device can detect sleepy, drunk and/or distracted drivers.  To recruit and test this device to that point will cost $1 Million.  The time to recruit will be at least 3 months. From this poin it will take another 3 months to collect and analyze the data.  If the data suggests that hardware or software changes are needed, that may disrupt our ability to sell a license on the technology and additional months of development may be needed.

Turnstile: We need at least 1 year’s time with vendors willing to work with us to get a potentially required FDA 510k case study prototype completed.  From that point it will take at least 6 months to validate our hypothesis that the device can detect unhealthy and hostile persons by stationing the prototype at various prisons, insane asylums, hospitals and specialized research centers where appropriate data can be collected on drug addicts, mental patients, terrorists and other threats to society.  If our device is not able to detect disease or hostile behavior, it will have to be re-engineered again before attempting to market it.  If we are required by the FDA to apply for clearance as a medical device but our application is denied, we will have to narrow its applications to diagnostics unrelated to health of the persons that pass through it.  That will substantially narrow the appeal of the device.

The Mouse:  the mouse needs at least 6 months of continued mechanical and industrial design work that the Company cannot currently pay for.  If the Company can find a vendor willing to work for stock and/or accept royalties on sales as partial compensation, the Company will be able to complete a potentially required FDA 510k case study in 9 months.  Presuming that the device can reliably detect heart rate from a user without requiring 2 handed contact, despite movement artifacts caused by the hand that uses it, the company will have a device that is practical for monitoring vital signs remotely.  If the device is not able to detect heart rate with only one handed contact, it will be useful for other applications such as gaming and enhanced online chat functions.  In other words, if the mouse is unable to meet the FDA 510k requirements and/or it requires two handed contact, it will have to be modified and marketed only as a novely/entertainment product.  It will not be a biomedical or biofeedback product.

Industry Participants / Competition

Our wristwatch devices and services (specifically the Telepath) are targeted at the home health monitoring or remote patient monitoring service (RPM), generally considered a branch of tele-medicine that focuses on monitoring a single, or set of, health related indicators of a patient located in his or her home.

With the rapid growth of the RPM industry, there are many innovations in the area and firms with larger capitalization and resources have developed products and services that may compete with the Telepath and Empath products. The following is a summary of recent developments from these firms:

In January of 2008 the Times Online reported that Microsoft Corporation is developing software capable of remote physical well-being and competence. The Times Online reported the computer system would link workers to their computers via wireless sensors that measure their metabolism allowing managers to monitor employees performance by measuring their heart rate, body temperature, movement, facial expression and blood pressure.

The Bosch Group recently purchased a majority shareholding in Health Hero Network, a remote health monitoring business. Health Hero Network, headquartered in Palo Alto, California, develops and sells technology solutions that allow the remote monitoring and management of patient health data. Since it was founded in 1992, Health Hero Network has been issued 63 patents. The Bosch Group is a leading global supplier of technology and services. In the areas of automotive and industrial technology, consumer goods, and building technology, some 260,000 associates and generated sales of 43.7 billion Europa in fiscal 2006.

In July of 2007, IBM Corp. and the University of Florida announced they had developed middle-ware which would allow doctors to remotely monitor the health of their patients. The technology makes it possible for standard wired or wireless devices like blood-pressure and glucose monitors to be reconfigured so that when used by patients at home the devices can automatically send the collected readings to health-care professionals.

Partners Health Care – the largest healthcare provider in Massachusetts and the parent company of Massachusetts General and Brigham and Women ’ s hospitals announced in January of 2007, the organization would double its investment in tele-care to $6 million over four years to pay for tele-medicine programs for diabetes, emphysema and depression, as well as a blood pressure trial.

With regards to the Exmogate Turnstile and the access control market, the major players include L-3 Communications, L-1 Identity Solutions and BQT Solutions.

L-3, the largest and most respected of these companies, has products in aviation, port, maritime and cargo security as well as solutions for mass transportation. In addition, L-3 offers other homeland security products and services for crisis management, intrusion detection, law enforcement and vehicles for first responders. With an installed base of more than 18,000 systems, L-3 is a major supplier of mature and next-generation systems and technology products for aviation, rail and cargo screening; port and border inspection; facility and infrastructure security; explosives and land mine detection and air remediation.

Marketing Strategies

Each of our products has a unique selling proposition. First, the Exmocare branded wristwatches have a hard-core following among RPM industry professionals who are looking for several key product features:

• Heart rate that can be detected by infrared through the skin. The Telepath/Empath can do this with 99% accuracy, even while a subject moves.

• Onboard digital signal processing, data display and data storage. The Empath will make it possible for a wearer to see all of his vital sign data and emotional states on the wristwatch display, without having to connect to a computer. The Empath will be able to store data when it can’t broadcast it, thereby saving battery life.

• Small form factor is very important to users. Exmocare watches are the smallest such biomedical tools in the world.

Customers currently associate with the Exmocare brand. This is thanks to positive news articles in AARP Magazine, PC Magazine, Business Week, the Wall Street Journal and Popular Mechanics.

The unique selling proposition of the Exmogate Turnstile is its ability to provide valuable, real-time biological, environmental and psychological data to security screeners around the world. Only the Exmogate Turnstile can non-invasively, unobtrusively and seamlessly monitor crowded bus terminals, subway stations and political rallies for signs of hostility, chemical agents and/or disease.

According to NASA biomedical researcher William Toscano’s letter to Exmocare LLC, dated May 20, 2007, after he performed a comparative study of the Exmocare watch against other products, “An analysis of crew questionnaire data indicated that the Exmocare bio-watch was more unobtrusive when performing mission tasks and was easier to operate than the other monitors; however data quality of the bio-watch was less accurate.”  According to AARP’s 2006 publication on global elder care trends, “Exmocare sensor technology is designed to predict disasters, instead of relying on the individual to notify others that he or she requires assistance....... Exmocare takes cutting-edge technology and puts it to good use for older people.” According to Dr. William Crounse, Worldwide Health Director for Microsoft Corporation, “[The Exmocare watch] is just the beginning of a new era of technologies that will help us extend care into the home and bring peace of mind to those of us concerned about aging parents who live far away.”

Pricing Strategy

The business model for the Exmocare Empath and Telepath is as follows:

We will license experienced and quality distributors (home health care providers) who have an existing client and patient base. The home health care provider business is growing exponentially with the aging of our population.

The plan is to engage up to 190 distributors worldwide. Each distributor will pay an upfront fee as part of their license agreement, ranging from $100,000 -$5,000,000 depending on the territory and national Gross Domestic Product. These distributors will then be able to sell their wristwatches, using the same model as the cellular phone industry, whereby the end-user gets their wristwatch and then pays a monthly service fee for monitoring services, online accounts and other benefits.

As we’ve noted before, the most interested businesses for our product are foreign health management and healthcare IT companies, including wireless providers. The service that we will provide can potentially lead to a cost savings in the global health care system.

The Exmogate Turnstiles will be sold for $5000-$50,000 per unit, in addition to long term service agreements. Units will also be made available for lease, and purchase financing plans will be offered to customers with excellent credit.

Marketing & Promotion Strategy

We anticipate receiving full marketing consultation from a company affiliated with Robert Doornick a member of our board of directors, International Robotics in New York. International Robotics provides public relations and marketing for up and coming technology companies. International Robotics provides media advertising across all media types, including free media.

We believe that a first year total advertising budget of over $1.8 Million will be necessary to ensure maximum appeal to distributors and end-users. This money will be spent primarily on trade shows, payment to consultants and ads placed on TV and radio. We expect advertising and marketing to continuously represent approximately 25% of the company’s sales. This will also play a large role in helping us to raise needed capital from private investors.

Distribution Strategy

We believe that cell phone companies, healthcare IT providers and other infrastructure-rich companies will make the best distributors for our wristwatch products.

As part of their licensing agreements, we will place them in direct contact with our manufacturer in China or India. They will be able to order hardware direct from the manufacturer in individually packaged and shrink-wrapped batches of 100,000 at a time. We plan to structure a joint venture with the manufacturer to share profits from this.

We will also provide the distributors with pre-programmed servers and web sites to manage their end users, as well as local language documentation. Distributors will pay all shipping and handling costs. We currently have excellent communication with potential distributors, including distributors in the following sectors; fitness/consumer retail, tele communications, health care/information technology, medical supply/services, pharmaceutical research and government/military

Intellectual Property Protection, Trademarks and Copyrights

The critical piece of intellectual property involved in our business model is the digital signal processing software, heart rate libraries. While the hardware and processes are patent pending, the critical portion that has to be protected is our internal software.

Several controls are in place to prevent reverse engineering. Distributors will be provided with black boxes to ensure that barriers are maintained around our intellectual property. Several wristwatch companies, including Seiko, have patents on designs that could be useful to making the wristwatches smaller. We will work to acquires licenses on those.

Employees

As of November 30, 2009, we have 2 full time employees, and plan to employ more qualified employees in the near future.

DESCRIPTION OF PROPERTY

Our principal executive office is located at 1600 Tysons Boulevard, 8th Floor, McLean, VA 22102, and our telephone number is (703) 245-8513.  We lease the office space on a month to month basis at a rate of $4,200.00 per month.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for trading of our common stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the OTCBB or, if traded, that a public market will materialize.

Holders of Capital Stock

As of the date of this registration statement, we had 7 9 holders of our common stock.

Rule 144 Shares

As of the date of this registration statement, we do not have any shares of our common stock that are currently available for sale to the public in accordance with the volume and trading limitations of Rule 144.

Stock Option Grants

We do not have any stock option plans.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Exmovere Holdings, Inc.

Financial Statements
(Unaudited)

September 30, 2009

Exmovere Holdings, Inc.

Balance Sheet

(Unaudited)

as at September 30, 2009

Assets	Sept 30 2009	Dec 31 2008
Current Assets
Cash	$328,318	$79

	328,318	79
Other Assets - Intangibles (Note 3 and Note 6)
Technology Licenses	22,504,500

	22,832,818	79

Liabilities
Current Liabilities
Accounts payable	13,013	183
Due to shareholders	0	4,571
	13,013	4,754

Shareholders' Equity
Share Capital
Authorized
35,000,000 Shares with a par value of $0.001

Issued
15,374,460 Shares
	15,374	100
Additional Paid-in capital	23,121,472	––

Accumulated deficit during the development stage	(317,041)	(4,775)
	22,819,805	(4,675)

	22,832,818	79

The accompanying notes are an integral part of these financial statements.

Exmovere Holdings, Inc.

Statement of Operations

(Unaudited)

For the nine months ended September 30, 2009

	3 months ended	3 months ended	9 months ended	9 months ended	From Inception to Sept 30,

	2009	2008	2009	2008	2009

Revenue	$0	$0	$0	$0	$0

Expenses
General & Administrative	121,323	215	317,020	334	321,795
	121,323	215	317,020	334	321,795

Income (loss) before Income tax	(121,323)	(215)	(317,020)	(334)	(321,795)

Other income (expense)
Extinguishment of shareholder payables	––	––	4,754	––	4,754
Total other income (expense)	––	––	4,754	––	4,754

Income tax	––	––	––	––	––

Net Income (loss)	(121,323)	(215)	(312,266)	(334)	(317,041)

Basic and diluted earnings per share	$(0.01)	$(0.00)	$(0.02)	$(0.00)
Weighted average shares outstanding	15,190,896	100,000	12,840,506	100,000

The accompanying notes are an integral part of these financial statements.

Exmovere Holdings, Inc.

Statement of Shareholders' Equity

(Unaudited)

For the six months ended September 30, 2009

				(Deficit) During the Development Stage
			Additional Paid In Capital
	Common Stock
	Shares	Amount			Total

Balance at December 18, 2006	––	$––	$––	$––	$––

Balance at December 31, 2006	––	––	––	––	––

Issuance of common stock
Issued for cash	100,000	100	––		100

Net income (loss)				(21)	(21)

Balance at December 31, 2007	100,000	100	––	(21)	79

Net income (loss)				(4,754)	(4,754)

Balance at December 31, 2008	100,000	100	––	(4,775)	(4,675)

Issuance of common stock
Issued for technology licenses	15,003,000	15,003	22,489,497		22,504,500
Issued for cash-1st quarter	51,134	51	76,650		76,701
Issued for cash-2nd quarter	80,408	81	135,552		135,633
Issued for cash-3rd quarter	139,918	139	419,773		419,912

Net income (loss)	––	––	––	(312,266)	(312,266)

Balance at Sept 30, 2009	15,374,460	$15,374	$23,121,472	$(317,041)	$22,819,805

The accompanying notes are an integral part of these financial statements.

  Exmovere Holdings, Inc.

Statement of Cash Flows

(Unaudited)

For the nine months ended September 30, 2009

			From Inception to Sept 30, 2009
	9 months 2009	9 months 2008

	$	$
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income for the period	(312,266)	(334)	(317,041)
Increase (Decrease) in Accounts Payable	12,830	––	109
Increase (Decrease) in Due to Shareholders	(4,571)	334	––
Net Cash Used on Operating Activities	(304,007)	––	(316,932)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of Common Shares	632,246	––	212,434
Net Cash Provided by Financing Activities	632,246	––	212,434

Net (Decrease) Increase in Cash and Cash Equivalents	328,239	––	(104,498)
Cash and Cash Equivalents at Beginning of Period	79	79	––

Cash and Cash Equivalents at end of Period	328,318	79	(104,498)

The accompanying notes are an integral part of these financial statements.

Exmovere Holdings, Inc.

Notes to Financial Statements

September 30, 2009 and September 30, 2008

1.

Description of the Company and Summary of Significant Accounting Policies

Description of the Company

Exmovere Holdings, Inc., formerly known as Clopton House Corporation, (the “Company”) was formed on December 18, 2006. The Company’s name change was effective January 30, 2009.  The Company is seeking registration of its common stock in accordance with the Securities Exchange Act of 1934.  The Company currently has no operations or significant cash flows.

Basis of Accounting

The Company’s policy is to prepare its financial statements on the accrual basis of accounting in accordance with generally accepted accounting principles.  Revenues are recognized when earned.  Expenses are recognized in the period in which they are incurred.  The Statement of Income and Retained Earnings presents the operations of the Company for the 3 months ended September 30, 2009 and September 30, 2008.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months of less to be cash equivalents.  Cash and cash equivalents are stated at cost which approximates fair market value.

Stock-Based Compensation Plans

The Company currently does not have any stock-based compensation plans.

Income Taxes

The Company recognizes income tax expense based on the liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the income tax effect of temporary differences between the tax basis of assets and liabilities and their carrying values for financial reporting purposes.  Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities during the period.

Earnings (Loss) Per Share

The Company reports both basic earnings per share, which is based on the weighted average number of common shares outstanding, and diluted earnings per share, which is based on the weighted average number of common shares as well as all potentially dilutive common shares outstanding.  For the 3 months ended September 30, 2009 the Company did not have any potentially dilutive shares issued or outstanding.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Management believes that the estimates are reasonable.

Concentration of Credit Risk

The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.  The Company maintains all of its cash balances with one financial institution.

Foreign Currency Translation

The Company’s functional currency is the United Sates dollar and the reporting currency is the United States dollar.  Monetary assets and liabilities resulting from transactions with foreign suppliers and customers are translated at year end exchange rates while income and expense accounts are translated at average rates in effect during the year.  Gains and losses on translations are included in income.

2.

Going Concern

The accompanying financial statements have been prepared on the going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Currently, the Company has no operations, significant assets or cash flows.  The Company’s continuation as a going concern is dependent on major shareholder funding and/or the Company entering into any share exchange agreement with a company who has sufficient resources.

3.

Common Stock

The Company is authorized to issue up to 35,000,000 shares of its common stock, par value $0.001 per share.

•

On March 13, 2007, the Company issued 100,000 common shares to Belmont Partners, LLC at $0.001 per share, or $100.

•

On January 28, 2009 the company issued 15,003,000 common shares as compensation for the Technology Licenses. The Company has adopted the valuation standards in FASB 141, paragraphs D2 – D7 as the G.A.A.P. basis for valuing this transaction. This standard requires the Company to determine the fair value of the assets acquired. In order to determine this fair value, the Company must use either a 3rd party independent appraisal or the market value of the shares issued. These options lead us to 2 different valuations:

o

An appraised value of the License as determined by the appraisal done by Evans & Evans, Inc. dated March 31, 2008 (updated on March 27, 2009). This value places the licenses in a range of $27,100,000 to $28,600,000

o

The fair value of the shares issued, based upon the price new common shares were purchased from 3rd party investors. During the 60 day period immediately following the transfer of the licenses into Company, shares were sold at $1.50 per share. This would make the licenses worth 15,003,000 shares @ $1.50 per share or a total of $22,504,500.

•

The Company has adopted the lower of these amounts as their standard for the fair value of this transaction.

•

During the period to July 1 to September 30, 2009, the Company sold 139,918 common shares under a Rule 506 offering for total proceeds of $ 419,913

•

At September 30, 2009 the Company had 15,374,460 shares of common stock issued and outstanding.  The Company had 100,000 shares of common stock issued and outstanding at September 30, 2008.

4.

Borrowings from Shareholder

During the year ended December 31, 2008, the Company’s sole shareholder, Belmont Partners, LLC, advanced the Company $4,571 to fund expenses of the Company.  The agreement to sell control of the Company to BT2 International, Inc. required Belmont Partners, LLC to absorb this loan as part of the purchase price. The Company has written this loan off during the period.

5.

Transfer of Technology Licenses

On January 28, 2009, the company entered into a Common Stock Purchase Agreement (the “Agreement”) with BT2 International, Inc. and Belmont Partners, LLC, whereby Belmont Partners, LLC, as sole shareholder, would sell 100,000 shares of common stock of the Company for $50,000.  In addition, Belmont Partners, LLC will receive a three percent (3%) common stock shares position in the Company.  The Position shall be based on the capital structure of the Company after Vend-In of I.P., as defined in the Agreement. Concurrent with the Agreement, the sole Director, President and Secretary, who is also the managing partner of Belmont Partners, LLC, resigned as Director, President and Secretary of the Company, and David Bychkov was appointed as a Director, President and Secretary of the Company.

On January 28, 2009, the Company’s Board of Directors approved the transfer of technology licenses (the “Licenses”) from BT2 International to Exmovere Holdings, Inc.  In exchange for the Licenses to the Company, the Company issued an aggregate of 15,003,000 common shares as compensation for these licenses. Of this total, 13,010,000 common shares to BT2 International, David Bychkov, Cheyenne Crow and Robert Doornick.   This transfer provides Exmovere Holdings, Inc. with the exclusive world rights to the technologies developed by Exmovere, LLC, Exmocare, LLC and Exmogate LLC and include: (1) Wireless-enabled and other biosensor wristwatches to simultaneously detect and continuously monitor heart rate, heart rate variability, skin conductance, skin temperature, relative movement and other vital signs; (2)a biosensor enhanced steering wheel to simultaneously detect and continuously monitor electrocardiogram, galvanic skin response, skin temperature and relative movement; (3)a biosensor enhanced turnstile to detect galvanic skin response, skin temperature and torque; (4) a biosensor enhanced PC mouse to detect heart rate, galvanic skin response, skin temperature and relative movement; (5) System to detect human emotions from the above mentioned wristwatch, above mentioned steering wheel, above mentioned turnstile, above mentioned mouse, or a combination of other biosensors; and (6) System to process physiological, emotional and hardware-related alerts through the internet, cellular networks and other media.   In addition, the Company will place 5% of all gross revenue from the sale of products and 10% of all gross revenues from monitoring and/or the sale or services, into a royalty pool. Payments from this royalty pool shall be made to the parties named in the license agreement.

6.

Intangible Assets

The Company has adopted the FASB Accounting Handbook Section 142 "Goodwill and Other Intangible Assets". Section 142 requires, among other things, that companies no longer amortize goodwill or intangible assets, but instead test goodwill or intangible assets for impairment at least annually.  In addition, Section 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life.  An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance of Section 142.

Intangible Asset	September 30, 2009	September30, 2008	Amortization Period
Technology Licenses	$22,504,500	$0	Indefinite
Total	$22,504,500	$0

7.

Property, Plant and Equipment

The Company has adopted a policy for recording the cost and amortization of property, plant and equipment, as follows:

Property, plant and equipment are recorded at cost. When assets are replaced or disposed of, the cost and accumulated depreciation are removed from the accounts and the gains or losses are recognized in the period realized. Repairs and maintenance costs are expensed as incurred. Amortization is provided over the useful lives using the following methods and annual rates:

Computer equipment	- 30% declining balance basis
Computer software (purchased)	- 30% declining balance basis
Furniture & fixtures	- 20% declining balance basis

Exmovere Holdings, Inc.

Financial Statements
(Audited)

December 31, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Clopton House Corporation

We have audited the accompanying balance sheets of Exmovere Holdings, Inc. (formerly known as Clopton House Corporation) as of December 31, 2008 and 2007, and the related statements of income and retained earnings, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Clopton House Corporation as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has no operations, significant assets or cash flows since inception that raise substantial doubt about its ability to continue as a going concern.  Management’s plans regarding these matters are described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PS Stephenson & Co., PC

Wharton, Texas

April 14, 2009

Exmovere Holdings, Inc.
Balance Sheet
December 31, 2008 and 2007

	2008	2007
Assets
Current Assets
Cash and cash equivalents	$79	$79
Total Current Assets	79	79
Total assets	$79	$79

Liabilities and Stockholders’ Equity
Liabilities
Accounts Payable	$183	$-
Borrowings for shareholders	4,571	-
Total Liabilities	4,571	-

Stockholders’ equity
Common stock; par value $0.001; 35,000,000 shares
authorized; 100,000 and -0- shares issued and
outstanding, respectively	100	100
Additional paid in capital	-	-
Retained earnings	(4,775)	21
Total stockholders’ equity	(4,675)	79
Total liabilities and stockholders’ equity	$79	$79

The accompanying notes are an integral part of these financial statements

Exmovere Holdings, Inc.
Statements of Income and Retained Earnings
For the Years Ended December 31, 2008 and 2007

	2008	2007
Revenues	$-	$-

Operating and Administrative Expenses	4,754	21

Income (loss) from operations	(4,754)	(21)

Other income (expense)	-	-

Net income (loss)	(4,754)	(21)

Retained Earnings, beginning of year	(21)	-

Retained Earnings, end of Year	$(4,775)	$(21)

Basic and diluted earnings per share	$(0.05)	$(0.00)

Weighted average shares outstanding	100,000	79,167

The accompanying notes are an integral part of these financial statements

Exmovere Holdings, Inc.
Statements of Cash Flows
For the Years Ended December 31, 2008 and 2007

	2008	2007
Cash Flows Provided from Investing Activities
Net Income	$(4,754)	$(21)
Adjustments to reconcile net Income to net cash
provided (used) by operating activities
Increase in accounts payable	183	-
Net cash provided (used) by operating activities	(4,571)	(21)

Cash Flows Provided from Investing Activities	-	-

Cash Flows Used by Financing Activities
Proceeds from shareholder loans	(4,571)	-
Net proceeds from stock issuance	-	100
Net cash provided by Financing Activities	(4,571)	100

Net increase (decrease) in cash and cash equivalents	-	79

Cash and cash equivalents, beginning of year	79	-

Cash and cash equivalents, end of period	$79	$79

The accompanying notes are an integral part of these financial statements

 Exmovere Holdings, Inc.

Notes to Financial Statements

December 31, 2008 and 2007

1.

Description of the Company and Summary of Significant Accounting Policies

Description of the Company

Exmovere Holdings, Inc., formerly known as Clopton House Corporation, (the “Company”) was formed on December 18, 2006.  The Company’s name change was effective January 30, 2009.  The Company is seeking registration of its common stock in accordance with the Securities Exchange Act of 1934.  The Company currently has no operations or significant cash flows.

Basis of Accounting

The Company’s policy is to prepare its financial statements on the accrual basis of accounting in accordance with generally accepted accounting principles.  Revenues are recognized when earned.  Expenses are recognized in the period in which they are incurred.  The Statement of Income and Retained Earnings presents the operations of the Company for the years ended December 31, 2008 and December 31, 2007.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months of less to be cash equivalents.  Cash and cash equivalents are stated at cost which approximates fair market value.

Stock-Based Compensation Plans

The Company currently does not have any stock-based compensation plans.

Income Taxes

The Company recognizes income tax expense based on the liability method of accounting for income taxes.  Deferred tax assets and liabilities are recognized for the income tax effect of  temporary differences between the tax basis of assets and liabilities and their carrying values for financial reporting purposes.  Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities during the period.

Earnings (Loss) Per Share

The Company reports both basic earnings per share, which is based on the weighted average number of common shares outstanding, and diluted earnings per share, which is based on the weighted average number of common shares as well as all potentially dilutive common shares outstanding.  For the year ended December 31, 2008 the Company did not have any potentially dilutive shares issued or outstanding.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Management believes that the estimates are reasonable.

2.

Going Concern

The accompanying financial statements have been prepared on the going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Currently, the Company has no operations, significant assets or cash flows.  The Company’s continuation as a going concern is dependent on major shareholder funding and/or the Company entering into any share exchange agreement with a company who has sufficient resources.

Exmovere Holdings, Inc.

Notes to Financial Statements

December 31, 2008 and 2007

3.

Common Stock

The Company is authorized to issue up to 35,000,000 shares of its common stock, par value $0.001 per share.  On March 13, 2007, the Company issued 100,000 common shares to Belmont Partners, LLC at $0.001 per share, or $100.  At December 31, 2008 the Company had 100,000 shares of common stock issued and outstanding.  The Company had no common stock issued and outstanding at December 31, 2007.

4.

Borrowings from Shareholder

During the year ended December 31, 2008, the Company’s sole shareholder, Belmont Partners, LLC, advanced the Company $4,571 to fund expenses of the Company.  At December 31, 2008, the Company owed $4,571 to the sole shareholder.  The advances are unsecured and due on demand.

5.

Subsequent Events

On January 28, 2009, the company entered into a Common Stock Purchase Agreement (the “Agreement”) with BT2 International, Inc. and Belmont Partners, LLC, whereby Belmont Partners, LLC, as sole shareholder, would sell 100,000 shares of common stock of the Company for $50,000.  In addition, Belmont Partners, LLC will receive a three percent (3%) common stock shares position in the Company.  The Position shall be based on the capital structure of the Company after Vend-In of I.P., as defined in the Agreement. Concurrent with the Agreement, the sole Director, President and Secretary, who is also the managing partner of Belmont Partners, LLC, resigned as Director, President and Secretary of the Company, and David Bychkov was appointed as a Director, President and Secretary of the Company.

On January 28, 2009, the Company’s Board of Directors approved the transfer of technology licenses (the “Licenses”) from BT2 International to Exmovere Holdings, Inc.  In exchange for the Licenses to be rendered to the Company, the Company issued an aggregate of 13,010,000 common shares to BT2 International, David Bychkov, Cheyenne Crow and Robert Doornick. This transfer provides Exmovere Holdings, Inc. with the exclusive world rights to the technologies developed by Exmovere, LLC, Exmocare, LLC and Exmogate LLC and include: (1) Wireless-enabled and other biosensor wristwatches to simultaneously detect and continuously monitor heart rate, heart rate variability, skin conductance, skin temperature, relative movement and other vital signs; (2)a biosensor enhanced steering wheel to simultaneously detect and continuously monitor electrocardiogram, galvanic skin response, skin temperature and relative movement; (3)a biosensor enhanced turnstile to detect galvanic skin response, skin temperature and torque; (4) a biosensor enhanced PC mouse to detect heart rate, galvanic skin response, skin temperature and relative movement; (5) System to detect human emotions from the above mentioned wristwatch, above mentioned steering wheel, above mentioned turnstile, above mentioned mouse, or a combination of other biosensors; and (6) System to process physiological, emotional and hardware-related alerts through the internet, cellular networks and other media.   In addition, the Company will place 5% of all gross revenue from the sale of products and 10% of all gross revenues from monitoring and/or the sale or services, into a royalty pool. Payments from this royalty pool shall be made to the parties named in the license agreement.

During February 2009 to April 2009, the Company sold 94,634 common shares under a Rule 506 offering for total proceeds of $141,951.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULT OF OPERATIONS

The following plan of operation provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Plan of Operations

The mission of the Company is to acquire, develop and market biosensor and emotion detection technologies and to integrate existing, profitable businesses, with a focus on healthcare, security, and transportation. The Company’s core assets are related to biosensor wristwatches, biosensor turnstiles, emotion detection algorithms and related technologies, originally developed by David Bychkov, Exmovere LLC, Exmocare LLC, Exmogate LLC and BT2 International.

On January 28, 2009, the Company’s Board of Directors approved the transfer of technology licenses from BT2 International to the Company.  In exchange for the Licenses to be rendered to the Company, the Company issued an aggregate of 15,003,000 common shares to BT2 International, David Bychkov, Cheyenne Crow and Robert Doornick.   This transfer provides Exmovere Holdings, Inc. with the exclusive world rights to the technologies developed by Exmovere, LLC, Exmocare, LLC and Exmogate LLC and include:

1. Wireless-enabled and other biosensor wristwatches to simultaneously detect and continuously monitor heart rate, heart rate variability, skin conductance, skin temperature, relative movement and other vital signs.

2. A biosensor enhanced steering wheel to simultaneously detect and continuously monitor electrocardiogram, galvanic skin response, skin temperature and relative movement.

3. A biosensor enhanced turnstile to detect galvanic skin response, skin temperature and torque.

4. A biosensor enhanced PC mouse to detect heart rate, galvanic skin response, skin temperature and relative movement.

5. System to detect human emotions from the above mentioned wristwatch, above mentioned steering wheel, above mentioned turnstile, above mentioned mouse, or a combination of other biosensors.

6. System to process physiological, emotional and hardware-related alerts through the internet, cellular networks and other media.

In consideration for the grant of the license, the licensee agreed to pay the licensor the following amounts; (i) a non-refundable license fee of $5,000 due 120 days from the date of executing the license agreement payable from the firs $100,000 raised by the licensor; (ii) a non-refundable royalty advance of $25,000 being due and payable 210 days from the date of executing the licensing agreement and payable from the next $500,000 raised by the licensor.  If the Licensee fails to make a payment when due, the license agreement may be terminated, an extension may be granted with interest charged on overdue payments.

The license agreement is effective for a period of 20 years; however, the parties have agreed to review the commercial viability of the agreement at the end of 2 years and may amend the agreement by mutual consent. The license agreement may be terminated (i) without cause, by the Licensee giving not less than sixty (60) days written notice to the Licensor; (ii) by either party if the other commits any breach of any term of the agreement and is not remedied within fourteen days of a written request to remedy the same; (iii) if either party shall party shall convene a meeting of its creditors due to its inability to pay debts as they become due.

In addition, the Company will place 5% of all gross revenue from the sale of products and 10% of all gross revenues from monitoring and/or the sale or services, into a royalty pool. Payments from this royalty pool shall be made to the parties named in the license agreement.

Results of Operation

Three Months Ended September 30, 2009 Compared to the Three Months Ended September 30, 2008

For the three months ended September 30, 2009, we had $0 in revenue. Expenses for the three months totaled $121,323 resulting in a loss of $121,323. Expenses of $121,323 for the three months consisted of $121,323 for general and administrative expenses.

For the three months ended June 30, 2008, we had $0 in revenue. Expenses for the three months totaled $215 resulting in a loss of $215. Expenses of $215 for the three months consisted of $215 for general and administrative expenses.

Nine Months Ended September 30, 2009 Compared to the Nine Months Ended June 30, 2008

For the Nine Months ended September 30, 2009, we had $0 in revenue. Expenses for the Nine Months totaled $317,020 resulting in a loss of $317,020. Expenses of $317,020 for the Nine Months consisted of $312,266 for general and administrative expenses.

For the Nine Months ended June 30, 2008, we had $0 in revenue. Expenses for the Nine Months totaled $334 resulting in a loss of $334. Expenses of $334 for the Nine Months consisted of $334 for general and administrative expenses.

Capital Resources and Liquidity

As of September 30, 2009 we had $328,318 in cash.

We believe that we will need additional funding to satisfy our cash requirements for the next twelve months. Completion of our plan of operations is subject to attaining adequate revenue or financing. We cannot assure investors that we will generate the revenues needed or that additional financing will be available. In the absence of attaining adequate revenue or additional financing, we may be unable to proceed with our plan of operations.

We anticipate that our operational, and general and administrative expenses for the next 12 months will total approximately $150,000. We do not anticipate the purchase or sale of any significant equipment. We also do not expect any significant additions to the number of employees. The foregoing represents our best estimate of our cash needs based on current planning and business conditions. The exact allocation, purposes and timing of any monies raised in subsequent private financings may vary significantly depending upon the exact amount of funds raised and our progress with the execution of our business plan. We anticipate that depending on market conditions and our plan of operations, we may incur operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

Critical Accounting Policies

The Company’s financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use if estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statement

Our significant accounting policies are summarized in Note 1 of our financial statements. While all of these significant accounting policies impact the Company’s financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on the Company and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our financial position or liquidity, results of operations or cash flows for the periods presented.

Off Balance Sheet Transactions

We have no off-balance sheet arrangements.

Fiscal Year Ended December 31, 2008 Compared to Fiscal Year Ended December 31, 2007

The Company was originally incorporated on December 18, 2006 under the laws of the State of Delaware.  The Company was initially formed as a “blank check” entity for the purpose of seeking a merger, acquisition or other business combination transaction with a privately owned entity seeking to become a publicly-owned entity.

The Company’s previous principal business activity was to seek a suitable reverse acquisition candidate through acquisition, merger or other suitable business combination method.

It was the intent of management and significant stockholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity.  However, there is no legal obligation for either management or significant stockholders to provide additional future funding.  Should this pledge fail to provide financing, the Company has not identified any alternative sources.  Consequently, there is substantial doubt about the Company’s ability to continue as a going concern.

The Company’s need for capital may change dramatically because of any business acquisition or combination transaction.  There can be no assurance that the Company will identify any such business, product, technology or company suitable for acquisition in the future.  Further, there can be no assurance that the Company would be successful in consummating any acquisition on favorable terms or that it will be able to profitably manage the business, product, technology or company it acquires.

Results of Operations

For the period from December 18, 2006(inception), to December 31, 2008, we had no revenue. Expenses for the period totaled $4,754 resulting in a net loss of $4,754.  Expenses for the period consisted of $4,754 for General and administrative expenses.

Capital Resources and Liquidity

 As of December 31, 2008 we have $79 cash on hand.

We anticipate that depending on market conditions and our plan of operations, we may incur operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

Recent Accounting Pronouncements

In April 2009, the FASB issued FASB Staff Position (“FSP”) No. 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP 107-1 and APB 28-1”). FSP 107-1 and APB 28-1 require that publicly traded companies include the fair value disclosures required by SFAS No. 107 in their interim financial statements and is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009, and must be applied prospectively. The Company does not expect the adoption of FSP 107-1 and APB 28-1 to have any material impact on its financial statements and required disclosures.

In April 2009, the FASB issued FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP 157-4”). FSP 157-4 provides guidance regarding how to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability when compared with normal market activity for the asset or liability. In such situations, an entity may conclude that transactions or quoted prices may not be determinative of fair value, and may adjust the transactions or quoted prices to arrive at the fair value of the asset or liability. FSP 157-4 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009, and must be applied prospectively. The Company does not expect the adoption of FAS 157-4 to have any material impact on its financial statements or required disclosures.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”). SFAS No. 165 establishes standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. Entities are required to disclose the date through which subsequent events have been evaluated and the basis for that date. SFAS No. 165 is effective on a prospective basis for interim and annual periods ending after June 15, 2009. The Company does not expect the adoption of SFAS No. 165 to have any material impact on its financial statements or required disclosures.

In June 2009, the FASB issued SFAS 168, “Codification”, which confirmed that the FASB Accounting Standards Codification will become the single official source of authoritative US GAAP (other than guidance issued by the SEC), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force (“EITF”) and related literature. After that date, only one level of authoritative US GAAP will exist. All other literature will be considered non-authoritative. The Codification does not change US GAAP; instead, it introduces a new structure that is organized in an easily accessible, user-friendly online research system. The Codification becomes effective for interim and annual periods ending on or after September 15, 2009. The Company will apply the Codification beginning in the third quarter of fiscal 2009.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and age of officers and director as of September 2, 2009. Our Executive officers are elected annually by our Board of Director. Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.

Name	Age	Position
David Bychkov	30	Chairman, Chief Executive Officer, President and Chief Financial Officer
Cheyenne Crow	43	Chief Operations Officer, Director
Robert Doornick	63	Director
Joseph Meuse	38	Director
Delbert G. Blewett	74	Secretary, Director

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

David Bychkov has worked as an inventor, entrepreneur and psycho-physiologist since 1999. He is currently ABD (ABD is an academic term that refers to a doctoral candidate that has completed his coursework but who has not yet defended his dissertation.  David Bychkov has completed his doctoral coursework at the European Graduate School in Saas-Fee, Switzerland and is currently writing his dissertation.  He will defend his dissertation and graduate in June, 2010) in the Philosophy of Neuroscience at the European Graduate School in Saas Fee, Switzerland. He completed his Master’s Degree there in 2005. He also holds a Bachelor’s Degree from the University of Chicago. Mr. Bychkov also served as Professor of Holographic Cinema and Director of the Laboratory of Psychophysiology at Universita ’ dell ’ Immagine in Milan, Italy from 1999-2006.

Cheyenne Crow served as Director of Publications for Graphic Publications Inc. in 1989, where he directed international and USA staff. In 1991, he joined Emhart Corporation/Black and Decker Corporation. There he was a Director of Sales, Marketing, Worldwide Publications and Communications related to international defense, health, and special security projects for NASA, the Executive Office of the President, EPA, NSA, CIA, DOT, DOE, DOH, FAA and others. In 1996, he launched his own international communications company called Cheyenne E-Digital. At E-Digital, Cheyenne directed projects for various government agencies, non-profits, foundations, and Fortune 500 Corporations within the USA, Middle East, Asia, and Latin America.

In 2003, Cheyenne became a principle shareholder in the Exmovere group of companies. Since that time, he has managed Exmovere’s operations, ranging from scientific product development in the defense, health, and transportation sectors. He has been instrumental in corporate strategy, mergers and acquisitions, strategic business planning, and investor relations on Wall Street. Now a Director of Exmovere Holdings Inc., Cheyenne assumes a critical role in the corporate management team. He is currently based at the company’s world headquarters in the McLean, Virginia.

..

Robert Doornick is President and Founder of International Robotics Inc., and the Techno-Marketing Alliance. In addition to his work as an inventor of robots, he is also known for developing original marketing strategies. It was Doornick’s Keynote Address at a World Conference for the shopping center industry which triggered such intense interest in Techno-Marketing. He has also lectured at The U.S. Space Foundation, New York University School of Business, Fordham University, the International Conference for the Exhibit Industry, the International Council of Shopping Centers, the International Meeting Planners Association, as well as conducting numerous seminars for Fortune 500 Companies.

Joseph Meuse is Founder and President of Belmont Partners, an international financial consulting firm and leading provider of public shell vehicles for use in reverse merger transactions. He is co-owner of PacWest, LLC, a registered stock transfer agency representing 100 publicly traded issuers, and is a Principal in Global Filings, an Edgarizing Company.  Mr. Meuse has 13 years of financial management and advisory experience and holds Series 7, 24 and 6 licenses.

Delbert G. Blewett is a graduate of the University of Saskatchewan holding the degree of Bachelor of Science in Agriculture and Bachelor of Laws. Mr. Blewett was in the private practice of law for some 30 years directed to commercial and corporate law. Much of the activity was assisting clients in raising capital for their companies, both private and public. Del Blewett retired from his private practice and now will devote his full efforts to the development of Exmovere Holdings, Inc.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the period ended December 31, 2008 and 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
David Bychkov, President, Chief Executive Officer	2008	$0	0	0	0	0	0	0	$0
Chief Financial Officer and Director	2007	$0	0	0	0	0	0	0	$0

Delbert G. Blewett,	2008	$0	0	0	0	0	0	0	$0
Secretary and Director	2007	$0	0	0	0	0	0	0	$0

Cheyenne Crow,	2008	$0	0	0	0	0	0	0	$0
Chief Operations Officer, Director	2007	$0	0	0	0	0	0	0	$0

Option Grants Table. There were no individual grants of stock options to purchase our common stock made to the executive officers named in the Summary Compensation Table through December 31, 2008.

Aggregated Option Exercises and Fiscal Year-End Option Value Table. There were no stock options exercised during period ending December 31, 2008 by the executive officers named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards Table. There were no awards made to a named executive officers in the last completed fiscal year under any LTIP

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Employment Agreements

Currently, we do not have an employment agreement in place with our officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of September 2, 2009 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly and the shareholders listed possesses sole voting and investment power with respect to the shares shown.

Name	Number of Shares Beneficially Owned	Percent of Class (2)
David Bychkov(1)	4,799,333	31.5%
BT2 International, Inc.(3)	2,910,000	19%
Belmont Partners, LLC(4)	453,000	3%
Cheyenne Crow(1)	4,799,334	31.5%
Robert Doornick(5)	500,000	3%

All Executive Officers and Directors as a group	13,461,667	88.36%

(1) Unless otherwise stated, the address for each person is 1600 Tysons Blvd, 8th Floor, McLean VA 22102.
(2) Based on 15,234,542 shares of common stock outstanding as of September 7, 2009

(3)

Delbert Blewett and Joseph Batty are the control officers of BT2 International, Inc., and thus are deemed to have beneficial control over these shares.   The address for each person is 1117 Desert Lane, Suite 2067, Las Vegas, NV 89102.

(4) Joseph Meuse is the principal of Belmont Partners, LLC is located at 360 Main Street, Washington Virginia 22747 and is deemed to have beneficial control over these shares.
(5) Unless otherwise stated, the address for each person is PO Box 710, Kent, CT 06757

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On January 28, 2009, the Company’s Board of Directors approved the transfer of technology licenses from BT2 International to Exmovere Holdings, Inc.  In exchange for the licenses to be rendered to the Company, the Company issued an aggregate of 15,003,000 common shares to BT2 International, David Bychkov, Cheyenne Crow and Robert Doornick.

The related parties involved in the transaction are David Bychkov our President and Chief Executive Officer, Cheyenne Crow our Chief Operations Officer and a Director and Robert Doornick a Director.  The transfer of technology license had an appraised value of the License as determined by the appraisal done by Evans & Evans, Inc. dated March 31, 2008 (updated on March 27, 2009). This value places the licenses in a range of $27,100,000 to $28,600,000

Item 12A.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities.

Our directors and officers are indemnified as provided by the Delaware corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

EXMOVERE HOLDINGS, INC.

1,180,207 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is             , 2009

PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.

Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee		$230.49
Federal Taxes	$
State Taxes and Fees	$
Transfer Agent Fees		$2,500
Accounting fees and expenses		$2,500
Legal fees and expense		$15,000
Blue Sky fees and expenses		$2,500
Miscellaneous	$
Total		$22,730.49

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14.

Indemnification of Directors and Officers.

Our directors and officers are indemnified as provided by the Delaware corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15.

Recent Sales of Unregistered Securities.

We were incorporated in the State of Delaware in December 2006 and 100,000 shares of common stock were issued to Belmont Partners, LLC (controlled by Joseph Meuse) for consideration of $100. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were issued as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Belmont Partners, LLC had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On January 28, 2009, the Company’s Board of Directors approved the transfer of technology licenses from BT2 International to Exmovere Holdings, Inc.  In exchange for the licenses to be rendered to the Company, the Company issued an aggregate of 15,003,000 common shares to BT2 International, David Bychkov, Cheyenne Crow and Robert Doornick.  These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In March 2009, we completed a Regulation D Rule 506 offering in which we sold 118,501 shares of common stock to 45 investors, at a price per share of $1.50 for an aggregate offering price of $177,751. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Richard G. Miller	100
Dr. Philippe A. Lowenstein	5,000
Zoika Naskova	6,700
Catherine W. Morgan	10,000
Catherine W. Morgan and James Morgan	5,000
James Morgan	10,000
Kristopher Ussery	300
Quynh Nguyen	300
Marianne McWade	2,000
Foster Rockwell	250
John Rogers	250
Regena Herndon	1,334
Sheniqua L. Morgan	1,000
Miles Henderson	1,000
Deneen Stambone	500
Amanda R. Romero	200
Loring R. Henderson	1,000
Carolyn S. Abshire	2,000
Cleonie Chang Schwartz	500

Reginald d’Hoop	1,000
Richard Barksdale	100
Jeffrey Lance Thomas	2,000
Jakeya L. Morgan	1,000
Lucia F. Mokhsijerjian	200
Ms. Jaroslava Peckova	40,000
Marie Colter	700
Samuel and Marie Colter	300
Samuel Colter	200
Dawana B. Robinson	100
Antonio C. Pam and Demetria L. Pam	100
Tiffany S. Ussery	500
Angela Taylor	500
Charles Lambert	2,000
Stephanie Stevens	100
Robert A. Atkins	100
Hokenson Group, Inc.	1,000
William Peterson c/o VIT	1,000
Easton Peterson	1,000
Kaiesha C. Morgan	1,000
Deepika Negi	500
Thomas A. Nabi	2,000
Silvia Cordovi	667
Pamela Orick	5,000
Zelda Rosenberg	5,000
Scott Lurding	2000
Amanda Jefferson	500
Raul Grosz	100
Mary B. O’Connor	500

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in March 2009 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

In May 2009, we completed a Regulation D Rule 506 offering in which we sold 77,820 shares of common stock to 8 investors, at a price per share of $2.50 for an aggregate offering price of $194,550. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Pamela Orick	1,400
Naseem Ahmad	800
Tasneem Ahmad	6,000
Joseph M. Johnson	4,000
Roseanne Luth	4,000
Fab 5 Sportz, LLC	120
Anita Topler	61,400
Charlynda Credle	100

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in May 2009 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

In June 2009, we completed a Regulation D Rule 506 offering in which we sold 20,786 shares of common stock to 10 investors, at a price per share of $3.50 for an aggregate offering price of $72,751. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

David R. Mootsey	300
Pam Orick	5000
Elizabeth Roll	3,500
Daniel Beckmann	300
Jay Henderson	600
Derek Winfield	200
Jaime Rojas, Jr.	500
Cindy C. Rojas	500
Renee Rihfield	300
Mark V. Robinson and Sheila L. Robinson	300
Lana Nguyen	14,286

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in June 2009 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

(A)

At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(B)

Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(C)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(D)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 16.

Exhibits and Financial Statement Schedules.

EXHIBIT
NUMBER	DESCRIPTION
3.1	Articles of Incorporation *
3.2	By-Laws *
5.1	Opinion of Anslow & Jaclin, LLP
10.1	BT2 Technology License Agreement
23.1	Consent of PS Stephenson & Co., PC
99.1	NASA Letter
99.2	AARP Exmocare Article
99.3	Exmocare Business Week Article
99.4	PC Magazine Exmocare Article
99.5	Steering Patent Application
99.6	Watch Patent Application
99.7	Tooth Bone Patent Application
99.8	Turnstile Patent Application

———————

* Incorporated by reference to Form S-1 filed with the Securities & Exchange Commission on September 10, 2009.

Item 17.

Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in McLean, Virginia on December 2, 2009.

EXMOVERE HOLDINGS, INC.

/s/ David Bychkov
Name: David Bychkov Position: President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Bychkov and their true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Exmovere Holdings, Inc.) to sign any or all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed below by the following persons in the capacities and on the dates stated.

Dated: December 2, 2009

EXMOVERE HOLDINGS, INC.

By:	/s/ Cheyenne Crow
Cheyenne Crow
Chief Operations Officer
Director

/s/ Delbert G. Blewett
Delbert G. Blewett
Secretary
Director

/s/ Robert Doornick
Robert Doornick Director

/s/ Joseph Meuse
Joseph Meuse Director